Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of ALE Group Holding Limited on the post-effective amendmenet No. 21 of Form F-1 (File No. 333-239225) of our report dated July 18, 2023, with respect to our audit of the consolidated financial statements of ALE Group Holding Limited as of March 31, 2023 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

April 15, 2024.

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com